QCI Asset Management
Code of Ethics and Standards of Professional Conduct

Code of Ethics and Standards of Professional Conduct

A.	General Statement of Principals
QCI Asset Management, Inc. (the Company) has an overarching fiduciary duty to its clients and all the firm personnel have an obligation to uphold that fundamental duty. This is vital to the firm’s reputation, which was built upon the principals of honesty, integrity, and professionalism.

B.	Duty to Clients
It is expected that all supervised and access persons conduct business with the highest level of ethical standards, keeping in mind at all times the Company’s fiduciary duties to its clients. The Company has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interest of its clients first, and to refrain from having outside interests that conflict with the interests of its clients. The Company is committed to avoid any circumstances that might adversely affect, or appear to affect, its duty of complete loyalty to its clients.

C.	Persons Covered by the Code
All supervised and access personnel are covered and expected to abide by the Code of Ethics.

Supervised Persons include:
Directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar function);
Employees of the adviser; and
Any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.
Access Persons include any supervised person who:

has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or

is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

D.	Responsibility

The Chief Compliance Officer will be responsible for having each supervised person sign a written acknowledgement of their receipt of the Company’s current Code of Ethics (Code) and any amendments thereto. A copy of such receipt will be kept in the supervised persons employment file. Furthermore, the CCO will be responsible for maintaining and enforcing the Company’s Code, recording any violation of the Code and any actions taken as a result of any violation.

E.	Securities Covered by the Code

1.
Covered Security means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act.  The term “covered security” is very broad and includes items you might not ordinarily think of as “securities” such as:

		a.	Options on securities, on indexes, and on currencies;
		b.	All types of limited partnerships;
		c.	Foreign unit trusts and foreign mutual funds; and
		d.	Private investment funds, hedge funds, and investment clubs.
	2.	Covered Security does not include:
		a.	Direct obligations of the U.S. government (e.g. treasury securities);
		b.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements
		c.	Shares issued by money market funds;
		d.	Shares of open-end mutual funds that are not advised or sub-advised by the firm; and
		e.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the firm

F.	Standards of Business Conduct

	1.	Compliance with Laws and Regulations. Supervised persons must comply with applicable federal securities laws.
		a.	As part of this requirement, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client
			i.	To defraud such client in any manner;
			ii.	To mislead such client, including by making a statement that omits material facts;

		iii.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;
		iv.	To engage in any manipulative practice with respect to such client; or
		v.	To engage in any manipulative practice with respect to securities, including price manipulation.
2.	Confidentiality – Privacy of Client Information. Information concerning the identity of security holdings and financial circumstances of clients is confidential.
a.
 Firm Duties. The Company must keep all information about clients in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm.

b.
Supervised Persons’ Duties. Supervised persons are prohibited from disclosing to persons outside the firm any material nonpublic information about any client, the securities investments made by the firm on behalf of a client, information about contemplated securities transactions, or information regarding the firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

	c.	Regulation S-P. Supervised persons must comply with the Company’s privacy policy. Refer to section V (E) of the Company policy manual for the Company Privacy Policy.
3.
Conflicts of Interest. As a fiduciary, the Company has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

a.
Conflicts Among Clients Interests.  Conflicts of interest may arise where the firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons).  The Company prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

b.
Personal Securities Transactions.  The Company prohibits supervised persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly, or indirectly, as a result of such transactions, including by purchasing or selling such securities.  Refer to section IX of the Company Policy Manual for the Company policy regarding Personal Securities Transactions.  All supervised persons must strictly comply with these policies regarding personal securities transactions.

	c.	Gifts and Entertainment. Regarding gifts and entertainment:
		i.	General Statement. A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. The overriding principle is that supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of significant material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of significant value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.
		ii.	Cash. No supervised person may make or accept excessive cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.
iii.
Entertainment.  No supervised person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the adviser.  Supervised persons may provide or accept a business entertainment event, such as dinner or a sporting event of reasonable value.

4.
Insider Trading. Supervised persons are prohibited from trading, either personally or on behalf of others, while in possession of material, non-public information.  Supervised persons are also prohibited from communicating material, non-public information to others.  The Company’s policies and procedures governing insider trading are detailed in Section X of the Company Policy Manual

5.	Outside Activities.
a.
Service on a Board of Directors of Public Companies. Supervised persons are prohibited from serving as directors of public companies.  Exemptions will be made only when in the best interests of the Company and its clients.

b.
Service on a Board of Directors of Private Companies or Not-for-Profit organizations. Supervised persons who serve on the board of one of these organizations are required to resign from the board or abstain from the decision making process in the event that the Company is being considered for an investment management assignment by the organization or being reviewed as an incumbent on an existing engagement with the organization.

c.
Disclosure. Regardless of whether an activity is specifically addressed in this Code, supervised persons should disclose any personal interest that might present a conflict of interest or harm the reputation of the company.

6.
Marketing and Promotional Activities.  Supervised persons are reminded that all oral and written statements, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way.

G.	Administration and Enforcement of the Code.
	1.	Responsibility. The Chief Compliance Officer is responsible for maintaining and enforcing the Company’s Code, recording any violation of the Code and any actions taken as a result of any violation.
	2.	Reporting Violations. All supervised persons are required to report violations of the Company’s Code promptly to the Chief Compliance Officer.
	3.	Retaliation. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.
4.
Sanctions.  Any violation of the Code may result in any disciplinary action that the Chief Compliance Officer deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment.  In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

Agreement to Abide by the Company’s Code of Ethics

This agreement is entered into by and between QCI Asset Management, Inc. and the employee whose name and signature is represented below.

By signing this agreement, the Employee acknowledges that:

1.  He or she has received a copy of the Company’s Code of Ethics (Code);

2.  He or she has read and understands the information contained in the Code; and

3.  He or she will abide by the Code and any subsequent amendments thereto.

Employee – Please Print	Date

Signature

Agreement to Abide by Written Policies and Procedures

This agreement is entered into by and between QCI Asset Management, Inc. and the employee whose signature is represented below.

By signing this agreement, the Employee acknowledges that:

1.  He or she has received a copy of the Company’s Supervisory Policies and Procedures
     Manual including the Company’s Policy of Insider Trading;

2.  He or she has read and understands the information contained in these documents; and,

3.  He or she will abide by all rules, policies and procedures as described therein.

Employee	Date

Holdings Report

To:           Chief Compliance Officer, QCI Asset Management, Inc.

From:

Re:           Report of Holdings pursuant to Rule 204 of the Investment Advisers Act.

Security	Symbol	Security Type	# of Shares

Name(s) of Institution(s) where account(s) is/are maintained in which any of the securities listed above are held:

The holdings listed above are a complete, accurate and current accounting of my holdings of covered securities as of              (no more than 45 days prior to the date of submission).

Signed:	Date:

Quarterly Personal Securities Transaction Report

To:           Chief Compliance Officer, QCI Asset Management, Inc.

From:

Re:	Report of Personal Securities Transactions pursuant to Rule 204-2(a)(12) of the Investment Advisers Act.

Reporting Period: Calendar Quarter ending

Date	Security	Bought/Sold	# of Shares	Price	Broker

[ ]	During the above period, I have not purchased or sold any securities in my personal brokerage account or in any account in which I have a direct or indirect beneficial interest.

[ ]	I do not currently have a personal securities brokerage account. However, I agree to promptly notify the Compliance Officer if I open such an account so long as I am employed by QCI Asset Management.

I do hereby attest that the information contained herein is a complete, accurate and current accounting of my personal securities transactions during the above period.

Signed:	Date:
Report Reviewd by:	Date: